Exhibit 10.12

EXECUTION COPY

FOURTH AMENDMENT, dated as of March 26, 2009 (the “Amendment”), to the CREDIT AGREEMENT, dated as of June 12, 2007 (as amended or otherwise modified prior to the date hereof, the “Credit Agreement”), among CITADEL BROADCASTING CORPORATION, a Delaware corporation (the “Company”), the several lenders from time to time parties thereto (the “Lenders”), the Syndication Agents and Documentation Agents party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended credit to the Company on the terms set forth in the Credit Agreement;

WHEREAS, the Company has requested that the Required Lenders approve certain amendments to the Credit Agreement;

WHEREAS, pursuant to such request, the Required Lenders have consented to amend the Credit Agreement and to waive certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement unless otherwise defined herein or the context otherwise requires.

SECTION 2. AMENDMENTS.

2.1 Amendment of Subsection 1.1 (Defined Terms).

(a) Subsection 1.1 of the Credit Agreement is hereby amended by adding the following terms in proper alphabetical order:

“Available Cash”: at any date, the aggregate amount of unencumbered cash and Cash Equivalents held by the Company and its Subsidiaries at such date (other than cash and Cash Equivalents held in the Excess Cash Account).

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Consolidated Liquidity”: as of any date of determination, the sum of (i) Available Cash and (ii) the Available Revolving Credit Commitments of all Lenders.

“Excess Cash”: as defined in subsection 12.11.

“Excess Cash Account”: as defined in subsection 12.11.

“Excess Cash Account Agreement”: as defined in subsection 12.11.

“Facility Fee”: as defined in subsection 8.22.

“Facility Fee Rate”: (a) in the case of the Revolving Facility and the Tranche A Term Facility, a rate per annum equal to 4.50%; (b) in the case of the Tranche B Term Facility, a rate per annum equal to 4.25%.

“Fourth Amendment”: the Fourth Amendment dated as of March 26, 2009 to this Agreement.

“Fourth Amendment Effective Date”: the date on which each of the conditions to effectiveness of the Fourth Amendment have been satisfied, in accordance with the terms of Section 3.1 thereof, which date is March 27, 2009.

“Permitted Subordinated Refinancing Indebtedness”: unsecured unguaranteed subordinated Indebtedness of the Company not requiring principal payments prior to September 30, 2014 having terms satisfactory to the Required Lenders, the Net Proceeds of which are used to refinance the Existing Convertible Subordinated Notes.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Required Cash Collateral Amount”: as defined in subsection 12.11.

“Steering Committee”: the informal committee formed by the Administrative Agent consisting of the Administrative Agent and certain Lenders, as such committee may be constituted from time to time.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Tranch A Termination Date”: the earlier of (i) June 12, 2013, and (ii) any other date on which the remaining principal balance of the Tranche A Term Loans shall become due hereunder.

“Tranch B Termination Date”: the earlier of (i) June 12, 2014, and (ii) any other date on which the remaining principal balance of the Tranche B Term Loans shall become due hereunder.

(b) The definition of “ABR” in subsection 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

(c) The definition of “Applicable Margin” in subsection 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following (it being understood that (i) the definition of “Applicable Margin” (as in effect immediately prior to the Fourth Amendment Effective Date) shall be applicable for all periods prior to the Fourth Amendment Effective Date and (ii) the definition of “Applicable Margin” (as in effect on the Fourth Amendment Effective Date) shall be applicable for all periods on and after the Fourth Amendment Effective Date):

“Applicable Margin”: (a) for each Revolving Credit Loan and Swing Line Loan (with respect to ABR only) for each day, 1.50% per annum in the case of a Eurodollar Loan or 0.50% per annum in the case of an ABR Loan, (b) for each Tranche A Term Loan for each day, 1.50% per annum in the case of a Eurodollar Loan or 0.50% per annum in the case of an ABR Loan and (c) for each Tranche B Term Loan for each day, 1.75% per annum in the case of a Eurodollar Loan or 0.75% per annum in the case of an ABR Loan.

(d) The definition of “Consolidated EBITDA” in subsection 1.1 of the Credit Agreement is hereby amended by (i) deleting subclause (i) of clause (v) thereof in its entirety and replacing it with the following: “(i) [INTENTIONALLY OMITTED],”, (ii) inserting immediately after the phrase “for restructuring costs recorded” in subclause (l) of clause (v) thereof the phrase “within 18 months of the Closing Date” and (iii) adding at the end of subclause (o) of clause (v) thereof the following:

including costs, fees and expenses in connection with the Fourth Amendment and related transactions (other than fees and expenses of financial advisors to the Company), provided that fees and expenses of financial advisors or other professionals paid by the Company as part of a restructuring may be added back in the calculation of Consolidated EBITDA only to extent they constitute customary monthly fees and expenses of such professionals,

(e) The definition of “Interest Payment Date” in subsection 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Interest Payment Date”: (a) as to ABR Loans, the last day of each calendar month, commencing on the first such day to occur after any ABR Loans are made or any Eurodollar Loans are converted to ABR Loans, (b) as to any Eurodollar Loan, the day which is one month after the date on which such Eurodollar Loan is made or an ABR Loan is converted to such a Eurodollar Loan, the date that is one month thereafter (if the applicable Interest Period is a three-month period) and the last day of such Interest Period and (c) in the case of the Revolving Credit Loans (in addition to any applicable Interest Payment Date pursuant to clauses (a) and (b) hereof), the Revolving Credit Termination Date.

(f) The definition of “Interest Period” in subsection 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, each Interest Period for Eurodollar Loans beginning on or after the Fourth Amendment Effective Date shall be three months in duration unless a different length Interest Period is approved by the Administrative Agent.

(g) The definition of “Material Subsidiaries” in subsection 1.1 of the Credit Agreement is hereby amended by replacing the comma with the phrase “and” before the beginning of clause (iii) and deleting the entire clause (iv) until the end of such definition.

(h) The definition of “Net Proceeds” in subsection 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

(i) The definition of “Obligations” in subsection 1.1 of the Credit Agreement is hereby amended by inserting the phrase “Facility Fees, other” immediately after the phrase “reimbursement obligations,”.

(j) The definition of “Permitted Minority-Interest Transfer” in subsection 1.1 of the Credit Agreement is hereby amended by deleting such definition in its entirety.

(k) The definition of “Subsidiary Guarantor” in subsection 1.1 of the Credit Agreement is hereby amended by replacing the phrase “(iv)” with the phrase “(iii)” and by deleting the following phrase: “, (iii) no Non-Significant Subsidiary”.

2.2 Amendment of Subsection 6.1 (Revolving Credit Commitments). Subsection 6.1 of the Credit Agreement is hereby amended by adding the following paragraph (c):

(c) On the Fourth Amendment Effective Date, the Total Revolving Credit Commitments shall be reduced to $140,000,000 notwithstanding the provisions of subsection 8.4. $125,000,000 of the Revolving Credit Loans shall remain outstanding on the Fourth Amendment Effective Date (such outstanding Revolving Credit Loans, as reduced from time to time, the “Funded Portion”) and may not be reborrowed if repaid. On and after the Fourth Amendment Effective Date only that portion of the Total Revolving Credit Commitments in excess of $125,000,000 (such remaining portion of the Total Revolving Credit Commitments, as reduced from time to time, the “Revolving Portion”) shall be available on a revolving credit basis. Any reduction of the Total Revolving Credit Commitments after the Fourth Amendment Effective Date shall reduce the Funded Portion and the Revolving Portion ratably.

2.3 Amendment of Subsection 6.2 (Proceeds of Revolving Credit Loans). Subsection 6.2 of the Credit Agreement is hereby amended by adding the following at the end thereof:

Notwithstanding the foregoing, the proceeds of Loans made after the Fourth Amendment Effective Date shall be used solely for purposes not prohibited by this Agreement.

2.4 Amendment of Subsection 6.5 (Procedure for Opening Letters of Credit). Subsection 6.5 of the Credit Agreement is hereby amended by replacing the amount “$100,000,000” with the amount “$5,000,000”.

2.5 Amendment of Subsection 6.7 (Swingline Commitment). Subsection 6.7 of the Credit Agreement is hereby amended by replacing the amount “$20,000,000” with the amount “$5,000,000” in clause (a) thereof.

2.6 Amendment of Subsection 8.5 (Optional Prepayments). Subsection 8.5 of the Credit Agreement is hereby amended by adding the following as a new paragraph at the end thereof:

The Borrower agrees that it will not reduce (by payment, prepayment or reduction of Revolving Credit Commitments) the aggregate amount of the Total Revolving Credit Commitments (or, following the termination of the Revolving Credit Commitments, the Extensions of Credit under the Revolving Credit Facility) or make any payment or prepayment of the Tranche A Term Loans or the Tranche B Term Loans unless the aggregate amount of each of the other Facilities is simultaneously and ratably reduced.

2.7 Amendment of Subsection 8.6 (Mandatory Prepayments). Subsection 8.6 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

8.6 Mandatory Prepayments. (a) In the event of any issuance of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries permitted to be issued under subsection 13.2), an amount equal to 100% of the Net Proceeds of such Indebtedness issuance shall, unless the Company and the Required Application Lenders otherwise agree, on the date of such Indebtedness issuance be deposited by the Company into the Excess Cash Account or applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 8.6(d).

(b) In the event of any issuance of Capital Stock of the Company or any of its Subsidiaries, an amount equal to 100% of the Net Proceeds of such issuance shall, unless the Company and the Required Application Lenders otherwise agree, on the date of such issuance be deposited by the Company into the Excess Cash Account or applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 8.6(d).

(c) Subject to paragraph (e) below, in the event of receipt by the Company or any of its Subsidiaries of Net Proceeds from any Asset Sale (in excess of $300,000 in the aggregate for all Asset Sales per fiscal year) or Recovery Event by the Company or any of its Subsidiaries, an amount equal to 100% of the Net Proceeds of such Asset Sale or Recovery Event shall, unless the Company and the Required Application Lenders otherwise agree, on the date of such receipt be deposited by the Company into the Excess Cash Account or applied to the prepayment of the Term Loans and the reduction of the Revolving Credit Commitments as set forth in subsection 8.6(d).

(d) Net Proceeds from the prepayment events set forth in clauses (a) through (c) of this subsection 8.6 shall be deposited into the Excess Cash Account; provided that, on and after January 16, 2010, if the aggregate amount on deposit in the Excess Cash Account at such time, after giving effect to the deposit of Net Proceeds pursuant hereto, would be in excess of the Required Cash Collateral Amount, the Net Proceeds in excess of the Required Cash Collateral Amount shall be applied by the Company ratably to the prepayment of the Term Loans and the permanent reduction of the Revolving Credit Commitments in the manner set forth in subsection 8.4(a) (and, to the extent that the Aggregate Revolving Credit Extensions of Credit plus the then outstanding principal amount of the Swing Line Loans exceed the Revolving Credit Commitments as so reduced, such net proceeds shall be applied to the prepayment of the Revolving Credit Loans and the Swing Line Loans and the cash collateralization of the Letters of Credit in accordance with subsection 8.4 in an amount equal to such excess). Partial prepayments of the Term Loans pursuant to subsection 8.6 shall be applied in inverse order to the remaining installments of the Term Loans. Prepayments applicable to the Tranche A Term Loans and the Tranche B Term Loans shall be made on a pro rata basis based on the aggregate amount of such Term Loans then outstanding. Interest on Loans repaid pursuant to this subsection 8.6(d) shall be paid on the applicable Interest Payment Date.

(e) Notwithstanding the foregoing, on or after the Fourth Amendment Effective Date, Net Proceeds of Recovery Events of up to $1,000,000 in respect of any individual Recovery Event or series of related Recovery Events may be retained by the Company and its Subsidiaries and applied to repair or replace the property or assets that are the subject of such Recovery Events. If such Net Proceeds are not so applied within 180 days following receipt thereof, the Company shall immediately deposit an amount equal to such Net Proceeds in the Excess Cash Account.

(f) Prepayments of Eurodollar Loans pursuant to this subsection 8.6, if not on the last day of the Interest Period with respect thereto, shall, at the Company’s option,

as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 8.21 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Company) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.

(g) Upon the Revolving Credit Termination Date the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

2.8 Amendment of Section 8 (General Provisions Applicable to Loans and Letters of Credit). Section 8 of the Credit Agreement is hereby amended by inserting following new subsection 8.22 at the end of such Section:

8.22 Facility Fee. (a) Subject to paragraph (b) of this subsection 8.22, the Company agrees to pay to the Administrative Agent, for the account of each Lender, a facility fee (the “Facility Fee”) from and including the Fourth Amendment Effective Date on such Lender’s Extensions of Credit under the Revolving Credit Facility, Tranche A Term Loans and Tranche B Term Loans outstanding from time to time at the rate per annum for each day during the period for which payment is made equal to the applicable Facility Fee Rate.

(b) The Facility Fee provided for in this subsection 8.22 shall be payable in arrears (i) in the case of the Revolving Credit Facility, on the Revolving Credit Termination Date and on demand thereafter, (ii) in the case of the Tranche A Term Facility, on the Tranche A Termination Date and on demand thereafter and (iii) in the case of Tranche B Term Facility, on the Tranche B Termination Date and on demand thereafter. The Facility Fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed, but in no event shall Facility Fees be charged on previously accrued Facility Fees.

2.9 Amendment of Subsection 12.2 (Certificates; Other Information). (a) Subsection 12.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (g), (ii) renumbering clause (h) thereof as clause (j) and (iii) inserting the following new clauses (h) and (i):

(h) within 20 days after the end of each fiscal month of the Company (or, in the case of March, June, September and December, 30 days after the end of each such fiscal month) (i) the unaudited consolidated financial statements of the Company for such fiscal month in the form customarily prepared by the Company and (ii) a certificate of a Responsible Officer of the Company (A) stating that, to the best of such officer’s knowledge, each of the Company and its respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) showing in detail as of the end of the such fiscal month the figures and calculations supporting such statements in respect of subsection 13.16; and

(i) commencing no later than April 24, 2009, on Friday of each week, (i) a forecast for the succeeding 13-week period of the projected consolidated cash flow of the Company and its Subsidiaries and (ii) a variance report of actual cash flow for the immediately preceding week against the then-current forecast for such preceding week

(b) Subsection 12.2 of the Credit Agreement is hereby further amended by deleting from paragraph (b) clause (iii) through the end of such paragraph and substituting therefor the following:

and (iii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statements in respect of subsection 13.16;

2.10 Amendments of Subsection 12.8 (Additional Subsidiary Guarantors; Pledge of Stock of Additional Subsidiaries; Additional Collateral). (a) Subsection 12.8 of the Credit Agreement is hereby amended by deleting from paragraph (d) the amount “$5,000,000” and substituting therefor the amount “$500,000”.

(b) Subsection 12.8 of the Credit Agreement is hereby amended by deleting clause (e) of such subsection in its entirety.

2.11 Amendment of Section 12 (Affirmative Covenants). Section 12 of the Credit Agreement is hereby amended by inserting following new subsections 12.10, 12.11, 12.2 and 12.13 at the end of such Section:

12.10 Quarterly Update Call; Restructuring. (a) Within ten Business Days after the date financial statements are required to be delivered under clause (a) or (b) of subsection 12.1, the Company shall hold a telephone update call with the Steering Committee covering financial performance, business operations and other matters reasonably requested by the Administrative Agent.

(b) At the request of the Administrative Agent, on behalf of the Steering Committee, the Company shall promptly retain a financial advisor selected from a list of approved advisors agreed upon by the Company and the Steering Committee and pursuant to terms reasonably acceptable to the Steering Committee, which financial advisor shall assist the Company in promptly providing to the Administrative Agent a restructuring plan in form and substance reasonably satisfactory to the Steering Committee. The Company shall not retain any financial advisor unless such advisor is on the list of approved financial advisors agreed to by the Company and the Steering Committee.

12.11 Excess Cash Account. (a) If the aggregate amount of Available Cash exceeds $30,000,000 on the last day of any fiscal month, beginning April 30, 2009, and on any later date(s) reasonably designated by the Administrative Agent upon five Business Days’ notice to the Company (the amount in excess of $30,000,000, the “Excess Cash”), the Company shall promptly sweep such Excess Cash into a cash collateral account established with the Administrative Agent for the benefit of the Lenders (the “Excess Cash Account”). Amounts on deposit in the Excess Cash Account shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Excess Cash Account. The Administrative Agent shall invest (or cause to be invested) amounts in the Excess Cash Account (i) pursuant to procedures to be agreed upon by the Company and the Administrative Agent, (ii) in Cash Equivalents to be agreed upon by the Company and the Administrative Agent and (iii) at the Company’s risk and expense.

(b) (i) If the aggregate amount on deposit in the Excess Cash Account shall exceed $50,000,000 (the “Required Cash Collateral Amount”) at any time after January 15, 2010, the amount in excess of the Required Cash Collateral Amount shall be applied by the Administrative Agent ratably to the prepayment of the Term Loans and the permanent reduction of the Revolving Credit Commitments in the manner set forth in subsection 8.6(d).

(ii) In addition, with the consent of the Required Lenders, the Administrative Agent may release amounts in the Excess Cash Account to the Company in order to support the working capital needs of the Company and its Subsidiaries.

(c) The Excess Cash Account shall be created pursuant to a cash collateral agreement in the Administrative Agent’s customary form (the “Excess Cash Collateral Agreement”).

12.12 Account Control Agreements. As promptly as possible and in any event within 30 days following the Fourth Amendment Effective Date (or such later date as is satisfactory to the Administrative Agent in its sole discretion), the Company and each other Credit Party shall execute and deliver to the Administrative Agent account control agreements with respect to deposit accounts of the Credit Parties containing at least 90% of the consolidated cash and Cash Equivalents of the Company (other than amounts held in the Excess Cash Account) pursuant to which a first priority perfected security interest shall be created in favor of the Administrative Agent in such desposit accounts and all amounts on deposit therein. Thereafter, the Company shall cause at least 90% of the cash and cash equivalents of the Company and its Subsidiaries (other than amounts held in the Excess Cash Account) to be held in deposit accounts which are subject to such control agreements. The Lenders and the Administrative Agent acknowledge that such account control agreements shall be on the form provided by the respective account holding bank and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

12.13 Additional Loan Parties. Within 15 days following the Fourth Amendment Effective Date (or such later date as is satisfactory to the Administrative Agent in its sole discretion), the Company shall cause each Material Subsidiary which is not then a Credit Party to become a Grantor under the Guarantee and Collateral Agreement in accordance with the provisions of Section 8.14 of the Guarantee and Collateral Agreement.

2.12 Amendment of Subsection 13.1 (Financial Condition Covenant). From the Fourth Amendment Effective Date until 12:01 A.M. New York City time on January 1, 2010 (the “Financial Covenant Amendment Expiration Date”), subsection 13.1 of the Credit Agreement shall be suspended in its entirety; provided that upon the Financial Covenant Expiration Date, the suspension of subsection 13.1 shall terminate without any further act being required and such subsection shall apply as of the last day of the fiscal quarter ending March 31, 2010 for the period of four consecutive fiscal quarters ending on such date and thereafter as set forth in subsection 13.1 as in effect immediately prior to the Fourth Amendment Effective Date. On and after the Financial Covenant Amendment Expiration Date, subsection 13.1 shall be for the benefit of all Lenders and may be amended, modified or supplemented with the consent of the Required Lenders and the Company notwithstanding other provisions of the Credit Agreement to the contrary.

2.13 Amendment of Subsection 13.2 (Indebtedness).

(a) Subsection 13.2(c) of the Credit Agreement is hereby deleted and replaced with the following:

(c) Indebtedness of the Company evidenced by the Existing Convertible Subordinated Notes and any Permitted Subordinated Refinancing Indebtedness;

(b) Subsection 13.2(g) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(g) [INTENTIONALLY OMITTED];

(c) Subsection 13.2(h) of the Credit Agreement is hereby amended by replacing the amount “$75,000,000” with the amount $5,000,000”.

(d) Subsection 13.2(j) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(j) [INTENTIONALLY OMITTED];

(e) Subsection 13.2(k) of the Credit Agreement is hereby amended by (i) deleting such subsection in its entirety and replacing it with the following:

(k) [INTENTIONALLY OMITTED];

(f) Subsection 13.2 of the Credit Agreement is hereby further amended by (i) replacing the phrase “; and” with a period at the end of clause (l) thereof and (ii) deleting clause (m) thereof in its entirety.

2.14 Amendment of Subsection 13.3 (Limitation on Liens).

(a) Subsection 13.3(h) is hereby amended by replacing the amount “$75,000,000” with the amount “$1,000,000”.

(b) Subsection 13.3(j) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(j) [INTENTIONALLY OMITTED];

(c) Subsection 13.3 is hereby further amended by (i) inserting the phrase “and” at the end of clause (l) thereof, (ii) replacing the phrase “; and” with a period at the end of clause (m) thereof and (iii) deleting clause (n) thereof in its entirety.

2.15 Amendment of Subsection 13.4 (Limitation of Contingent Obligations).

(a) Subsection 13.4(b) of the Credit Agreement is hereby amended by replacing the phrase “$75,000,000 at any one time” with the phrase “$1,000,000 at any one time; and, in addition, any guaranty, not to exceed in the aggregate $4,000,000, under (i) that certain Guaranty, dated as of August 24, 2006, executed by the Company in favor of BAL Corporate Aviation, LLC and (ii) that certain Guaranty, dated as of August 24, 2006, executed by Aviation I, LLC in favor of BAL Corporate Aviation, LLC;”.

(b) Subsection 13.4 of the Credit Agreement is hereby further amended by (i) inserting the phrase “and” at the end of clause (e) thereof, (ii) replacing the phrase “; and” with a period at the end of clause (f) thereof and (iii) deleting clause (g) thereof in its entirety.

2.16 Amendment of Subsection 13.5 (Prohibition of Fundamental Changes). Subsection 13.5 of the Credit Agreement is hereby amended by adding the following at the end thereof:

; provided that the Company may not merge, consolidate or amalgamate with any Person.

2.17 Amendment of Subsection 13.6 (Prohibition on Sale of Assets).

(a) Subsection 13.6(e) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(e) [INTENTIONALLY OMITTED];

(b) Subsection 13.6(f) of the Credit Agreement is hereby amended by deleting this clause in its entirety and replacing it with the following:

(f) for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the consideration for such sale or other disposition consists of cash and Cash Equivalents, (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 8.6 and (iv) the fair market value of all assets disposed of in reliance on this clause (f) after the Fourth Amendment Effective Date shall not exceed $5,000,000 in the aggregate in any fiscal year of the Company;

(c) Subsection 13.6(g) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(g) for the sale or other disposition by the Company or any of its Subsidiaries (or a divestiture trust in which such assets are held) after the Fourth Amendment Effective Date of Stations (and related assets) listed on Schedule 13.15 held in trust pursuant to rule, regulation or order of the Federal Communications Commission to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the Federal Communications Commission, provided that (i) any such sale or other disposition shall be made for fair value on an arms’ length basis, (ii) the consideration for such sale or other disposition consists of cash and Cash Equivalents or Stations (or related assets, other than capital stock, equity interests and debt instruments) which can be employed in business that is the same or related to that which the Company and its Subsidiaries are engaged in, and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with subsection 8.6;

(d) Subsection 13.6(h) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(h) [INTENTIONALLY OMITTED];

(e) Subsection 13.6(m) of the Credit Agreement is hereby amended by replacing the phrase “$10,000,000” with the phrase “$1,000,000”.

(f) Subsection 13.6(q) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(q) [INTENTIONALLY OMITTED];

2.18 Amendment of Subsection 13.7 (Limitation on Investments, Loans and Advances).

(a) Subsection 13.7(a) is hereby amended by replacing the comma immediately prior to clause (ii) thereof with the phrase “and” and by deleting clause (iii) thereof in its entirety.

(b) Subsection 13.7(b) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(b) [INTENTIONALLY OMITTED];

(c) Subsection 13.7(c) of the Credit Agreement is hereby amended by deleting the amount “$75,000,000” and substituting therefor the amount “$1,000,000”.

(d) Subsection 13.7(l) of the Credit Agreement is hereby amended by deleting clause (iii) of such subsection in its entirety and replacing it with the following:

(iii) at the time of any such acquisition or Investment (and after giving effect to Investments in connection therewith or pursuant thereto), the Consolidated Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such transaction as if such acquisition or Investment had occurred as of the first day of such period, shall be equal to or less than the Consolidated Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Investment as calculated without giving pro forma effect to such transaction and other related events and (iv) the aggregate consideration for all such acquisitions and investments made after the Fourth Amendment Effective Date does not exceed $1,000,000;

(e) Subsection 13.7(m) of the Credit Agreement is hereby amended by (i) replacing each reference therein to the “Closing Date” with the phrase “Fourth Amendment Effective Date” and (ii) deleting clauses (x) and (y) and substituting therefor the phrase “$100,000”.

(f) Subsection 13.7 of the Credit Agreement is hereby further amended by (i) inserting the phrase “and” at the end of clause (o) thereof, (ii) replacing the phrase “; and” with a period at the end of clause (p) thereof, (iii) replacing each reference in clause (n) thereof to the “Closing Date” with the phrase “Fourth Amendment Effective Date”, (iv) replacing the amount “$10,000,000” in clause (n) thereof with the amount “$100,000” and (v) deleting clause (q) thereof in its entirety.

2.19 Amendment of Subsection 13.9 (Limitation on Dividends).

(a) Subsection 13.9(b) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(b) [INTENTIONALLY OMITTED];

(b) Subsection 13.9(d) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(d) so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the Consolidated Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such Restricted Payment as if such Restricted Payment had occurred as of the first day of such period, is less than 4.0 to 1.0, the Company may pay dividends and, to the extent permitted under the Tax Sharing Agreement, repurchase shares of any class of capital stock;

(c) Subsection 13.9(e) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

(e) so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the Consolidated Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificates required by subsections 12.1 and 12.2 (including any certificate described in clause (ii) of the second sentence of subsection 12.1) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, determined after giving pro forma effect to such Restricted Payment as if such Restricted Payment had occurred as of the first day of such period, is less than 4.0 to 1.0, the Company may from time to time repurchase stock of the Company from current or former management employees of the Company or any of its Subsidiaries; and

(d) Subsection 13.9(f) of the Credit Agreement is hereby amended by adding the following at the end thereof;

provided the aggregate amount of payments made by the Company after the Fourth Amended Effective Date shall not exceed $250,000 in any fiscal year.

2.20 Amendment of Subsection 13.10 (Transactions with Affiliates). Subsection 13.10 of the Credit Agreement is hereby amended by deleting the references to subsections 13.2(b), 13.2(m), 13.3(n), 13.4(g), 13.6(g) and 13.6(q) and by deleting clause (d).

2.21 Amendment of Subsection 13.12 (Subordinated Indebtedness). Subsection 13.12 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and replacing it with the following:

13.12 Subordinated Indebtedness. (i) Make any payment in violation of any of the subordination provisions of the Existing Convertible Subordinated Notes, any Company Notes or other subordinated Indebtedness or consent to any amendment, modification or supplement to the terms of any Company Notes or the Existing Convertible Subordinated Notes; or (ii) make any payment of or in respect of principal or interest on, or any optional payment or prepayment (including payments as a result of acceleration thereof) on or redeem or otherwise acquire, purchase or defease the Existing Convertible Subordinated Notes, any Company Notes or other subordinated Indebtedness, except payments of regularly scheduled interest and principal as and when due and in accordance with the subordination provisions thereof or in connection with any refinancing thereof permitted pursuant to the terms hereof.

2.22 Amendment of Subsection 13.13 (Limitations on Sales and Leasebacks). Subsection 13.13 of the Credit Agreement is hereby amended by replacing the phrase “$50,000,000” with the phrase “$1,000,000”.

2.23 Amendment of Section 13 (Negative Covenants). Section 13 of the Credit Agreement is hereby amended by inserting the following new subsections 13.15 and 13.16 at the end of such Section:

13.15 Management of Stations. Permit the management of any Station owned by the Company or any of is Subsidiaries (other than pursuant to arrangements under any Local Marketing Agreement with respect to a Station set forth on the attached Schedule 13.15 and any Station listed on Schedule 13.15 held in trust pursuant to rule, regulation or order of the Federal Communications Commission) to be managed by a Person other than an employee of the Company or its Subsidiaries.

13.16 EBITDA; Liquidity; etc. (a) Permit, as of the last day of any fiscal month of the Company as set forth below, commencing with the fiscal month ending April 30, 2009, Consolidated EBITDA for each fiscal period beginning on January 1, 2009 and ending on the last day of such fiscal month to be less than the respective amount specified below opposite such date:

Period Ending	Cumulative Consolidated EBITDA
April 30, 2009	$21,000,000
May 31, 2009	$32,000,000
June 30, 2009	$45,000,000
July 31, 2009	$58,000,000
August 31, 2009	$73,000,000
September 30, 2009	$92,000,000
October 31, 2009	$117,000,000
November 30, 2009	$137,000,000
December 31, 2009	$150,000,000

(b) Permit, as of the last day of any fiscal month of the Company set forth below, commencing with the fiscal month ending April 30, 2009, Consolidated Liquidity to be less than (i) $15,000,000 for each fiscal month up to and including July 2009, (ii) $20,000,000 for each fiscal month of August 2009 and September 2009 and (iii) $25,000,000 for each fiscal month commencing with October 2009 and up to and including December 2009.

(c) Permit, on January 15, 2010, the sum of Available Cash plus the amount then in the Excess Cash Account (excluding amounts of Available Cash and amounts in the Excess Cash Account to the extent constituting proceeds of asset sales or dispositions pursuant to paragraph (g) of subsection 13.6) to be less than $150,000,000.

2.24 Amendment of Section 14 (Events of Default).

(a) Subsection 14(c) of the Credit Agreement is hereby amended by (i) inserting the phrase “, subsection 12.12, subsection 12.13” after the phase “subsection 12.7(a)” in the second line of such subsection and (ii) deleting the phrase beginning in the second line of such subsection with “(it being understood that” and ending with “accelerate the Loans as a result of such default)”.

(b) Section 14 of the Credit Agreement is hereby further amended by (i) inserting the phrase “or” at the end of subsection 14(m) and (ii) inserting the following new subsections 14(n) and (o) at the end of such Section:

(n) Prior to January 15, 2010, the Company shall fail to (i) repay in full the Existing Convertible Notes with the net proceeds of Permitted Subordinated Refinancing Indebtedness or (ii) enter into an agreement with the holders of the Existing Convertible Subordinated Notes pursuant to which the Existing Convertible Subordinated Notes are amended so that (A) the final maturity date of the Existing Convertible Subordinated Notes is no earlier than September 30, 2014, (B) no payments of principal are due prior to September 30, 2014 and (C) up to and including the Tranche B Maturity Date, all payments of interest thereon are payable only in kind by adding such amounts to the principal amount of the Existing Subordinated Notes; or the Company or any of its Subsidiaries shall make any payment in respect of the Existing Convertible Subordinated Notes (including principal, interest and fees and whether by payment, prepayment, purchase, defeasance or otherwise) other than (x) the scheduled payment of interest due on August 15, 2009, (y) payments made in kind and (z) payments made from Permitted Subordinated Refinancing Indebtedness; or

(o) The audited financial statements of the Company for the fiscal year ended December 31, 2008 shall contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit;

(c) Section 14 of the Credit Agreement is hereby further amended by:

(i) deleting the following phrase in the final paragraph thereof in each instance in which it appears; and

(or in the case of an Event of Default under paragraph (c) of Section 14 in respect of a failure to observe or perform the covenant in subsection 13.1 that may be enforced only by the Required Revolving/Tranche A Lenders, the Required Revolving/Tranche A Lenders)

(ii) deleting the following phrase in the final paragraph thereof:

(or in the case of an Event of Default under paragraph (c) of Section 14 that may be enforced only by the Required Revolving/Tranche A Lenders, the Tranche A Term Loans and Revolving Credit Loans)

2.25 Amendment of Subsection 16.6 (Successors and Assigns; Participations; Purchasing Lenders). Subsection 16.6(c) of the Credit Agreement is hereby amended by replacing the word “an” immediately prior to the phrase “Event of Default” in the next to last sentence thereof with the word “any” and by deleting the phrase “of the type described in Section 14(f) with respect to the Company” immediately following the phrase “Event of Default” in the next to last sentence thereof.

2.26 Amendment of Subsection 16.13 (Incremental Facility).

(a) Subsection 16.13(a) of the Credit Agreement is hereby amended by inserting the phrase “, prior to but not including the Fourth Amendment Effective Date,” immediately following the phrase “The Company may from time to time”.

(b) Subsection 16.13(b) of the Credit Agreement is hereby amended by inserting the phrase “Prior to but not including the Fourth Amendment Effective Date,” at the beginning of such subsection.

(c) Subsection 16.13 of the Credit Agreement is hereby amended by inserting the following new clause (c):

(c) Notwithstanding the foregoing, as of the Fourth Amendment Effective Date, Incremental Facilities shall no longer be available.

2.27 The Credit Agreement is hereby further amended by attaching Schedule 13.15 thereto as such schedule is attached to this Amendment.

SECTION 3. MISCELLANEOUS.

3.1 Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which:

(a) Amendment. The Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each of the Company and the Required Lenders.

(b) Acknowledgment and Confirmation. The Administrative Agent shall have received the Acknowledgment and Confirmation, substantially in the form of Exhibit A hereto, executed and delivered by an authorized officer of the Company and each other Credit Party.

(c) Payment of Fees, Expenses.

(i) The Company shall have paid all fees and expenses as required pursuant to subsection 3.6 of this Amendment or otherwise, including (A) all fees and expenses pursuant to the invoice of Simpson Thacher & Bartlett LLP dated February 24, 2009 and other reasonable fees and disbursements of counsel to the Administrative Agent to the extent then invoiced and (B) all reasonable fees and expenses invoiced by the Retained Advisor on or prior to the Fourth Amendment Effective Date.

(ii) The Company shall have paid to the Administrative Agent $100,000 as a retainer for Simpson Thacher & Bartlett LLP (it being understood and agreed that such retainer shall be an “evergreen” retainer and shall not be deemed to be a “cap” on the costs, fees and expenses and that the receipt of such retainer shall not limit the rights and remedies of the Administrative Agent and the Lenders, or the obligation of the Company under subsection 16.5 of the Credit Agreement).

3.2 Representation and Warranties; After giving effect to the amendments contained herein, on the Amendment Effective Date the Company hereby confirms that the representations and warranties set forth in Section 10 of the Credit Agreement are true and correct in all material respects (except to the extent such representations and warranties specifically refer to an earlier date); provided that each reference in such Section 10 to “this Agreement” shall be deemed to include this Amendment, all other prior amendments thereto and the Credit Agreement, as amended by this Amendment.

3.3 Continuing Effect; No Other Waivers or Amendments. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement and the other Credit Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Company that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Credit Documents are and shall remain in full force and effect in accordance with their terms.

3.4 No Default. No Default or Event of Default shall have occurred and be continuing as of the Amendment Effective Date after giving effect to this Amendment.

3.5 Counterparts. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

3.6 Payment of Fees and Expenses. The Company agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the reasonable fees and expenses of the Retained Advisor. The Company also agrees to pay to each Lender which consents to this Amendment (by delivering to the Administrative Agent an executed counterpart hereof) by the specified consent deadline an amendment fee equal to 0.50% of the sum of such Lender’s outstanding Term Loans and Revolving Credit Commitments (after giving effect to the reduction of the Revolving Credit Commitments as set forth in Section 2.2 hereof), which amendment fee shall be payable on the Amendment Effective Date.

3.7 Other Agreements.

(a) The Company hereby expressly agrees (i) that the Lenders have engaged FTI Consulting, Inc. (the “Retained Advisor”) as advisors to the Lenders in connection with the Credit Agreement and their credit evaluation of the Company and its Subsidiaries, (ii) to pay reasonable invoiced fees and expenses of the Retained Advisor, (iii) to permit, and cause each of its Subsidiaries to permit, representatives of the Retained Advisor to visit and inspect, under guidance of officers and/or advisors of the Company or such Subsidiary, any of the properties of the Company or such Subsidiary, to examine the books of account of the Company or such Subsidiary, and to discuss the affairs, finances and accounts of the Company or such Subsidiary with the Company and its advisors, all upon reasonable prior notice and at such reasonable times and intervals as agreed upon by the Company and the Retained Advisor, and (iv) to otherwise cooperate, and cause its Subsidiaries and it and their respective officers and advisors to cooperate, in a reasonable manner with the Retained Advisor in connection with the Retained Advisor’s diligence of the Company and its Subsidiaries and their financial information. Failure to pay any amounts required to be paid pursuant to immediately preceding clause (ii) when and as the same shall become due and payable or to otherwise fail to materially comply with the material requirements of the preceding sentence shall constitute a “Default” and, if unremedied for a period of thirty days, an “Event of Default”, in each case for all purposes of the Credit Agreement and the other Credit Documents. It is understood and agreed that the Company’s agreement in this Section 3.7 is not intended to, and shall not be construed to, limit in any way any indemnities or reimbursement rights benefiting the Administrative Agent or the Lenders under the Credit Documents.

(b) Each Credit Party, by signing below, hereby waives and releases each of the Administrative Agent, the Issuing Lender, the Lenders, their respective affiliates and their and their affiliates’ respective directors, officers, employees, attorneys, advisors and consultants from any and all claims, offsets, defenses and counterclaims of any Credit Party arising on or prior to the execution of this Amendment in connection with any action or inaction by any such Person under or in respect of the Credit Documents or this Amendment, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

3.8 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

CITADEL BROADCASTING CORPORATION

By:	/s/ RANDY L. TAYLOR
Name: Randy L. Taylor
Title: Chief Financial Officer

Signature Page to Fourth Amendment

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/S/ TINA L. RUYTER
Name: Tina L. Ruyter
Title: Vice President

Signature Page to Fourth Amendment

Fourth Amendment dated as of March 26, 2009 to the Citadel Broadcasting Corporation Credit Agreement dated as of June 12, 2007

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

By:	/S/ TINA L. RUYTER
Name: Tina L. Ruyter
Title: Vice President

Signature Page to Fourth Amendment

EXHIBIT A

FORM OF ACKNOWLEDGMENT AND CONFIRMATION

1. Reference is made to the Fourth Amendment, dated as of March 26, 2009 (the “Fourth Amendment”) to the Credit Agreement, dated as of June 12, 2007, as amended (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), the lenders party from time to time thereto (the “Lenders”), the Syndication Agents and Documentation Agents named therein and JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “Administrative Agent”).

2. The Credit Agreement is being amended pursuant to the Fourth Amendment. Each of the parties hereto hereby agrees, with respect to each Credit Document to which it is a party:

(a) all of its obligations, liabilities and indebtedness under such Credit Document, including guarantee obligations, shall remain in full force and effect on a continuous basis after giving effect to the Fourth Amendment;

(b) all of the Liens and security interests created and arising under such Credit Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the Fourth Amendment as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees in the Credit Documents;

(c) all Obligations under the Credit Documents (including, without limitation, obligations arising under or relating to hedging agreements and the Facility Fee) are payable or guaranteed, as applicable, by each of the parties hereto in accordance with the Credit Agreement and the other Credit Documents, and each of parties hereto unconditionally and irrevocably waives any claim or defense in respect of the Obligations, including, without limitation, any claim or defense based on any right of set off or counterclaim and hereby ratifies and affirms each and every waiver of claims and defenses granted under the Credit Documents from time to time.

3. THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4. This Acknowledgment and Confirmation may be executed by one or more of the parties hereto on any number of separate counterparts (including by telecopy or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Confirmation to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CITADEL BROADCASTING CORPORATION

CITADEL BROADCASTING COMPANY

ALPHABET ACQUISITION CORP.

(F/K/A ABC RADIO HOLDINGS, INC.)

DETROIT RADIO, LLC

(F/K/A ABC RADIO DETROIT, LLC)

ATLANTA RADIO, LLC

(F/K/A ABC RADIO ATLANTA, LLC)

INTERNATIONAL RADIO, INC.

(F/K/A ABC RADIO INTERNATIONAL, INC.)

RADIO WATERMARK, INC.

(F/K/A ABC/WATERMARK, INC.)

MINNEAPOLIS RADIO, LLC

MINNEAPOLIS RADIO ASSETS, LLC

RADIO LICENSE HOLDING III, LLC

KLOS RADIO, LLC

KLOS SYNDICATIONS ASSETS, LLC

KLOS-FM RADIO ASSETS, LLC

RADIO LICENSE HOLDING XII, LLC

SAN FRANCISCO RADIO, LLC

SF LICENSE, LLC

SAN FRANCISCO RADIO ASSETS, LLC

RADIO LICENSE HOLDING VIII, LLC

DC RADIO, LLC

DC RADIO ASSETS, LLC

RADIO LICENSE HOLDING VII, LLC

WPLJ RADIO, LLC

RADIO LICENSE HOLDING IX, LLC

CHICAGO FM RADIO ASSETS, LLC

RADIO LICENSE HOLDING V, LLC

RADIO NETWORKS, LLC

NETWORK LICENSE, LLC

RADIO LICENSE HOLDING I, LLC

RADIO LICENSE HOLDING II, LLC

RADIO ASSETS, LLC

LA RADIO, LLC

LA LICENSE, LLC

RADIO LICENSE HOLDING VI, LLC

WBAP-KSCS RADIO ACQUISITON, LLC

WBAP-KSCS ACQUISITION PARTNER, LLC

WBAP-KSCS ASSETS, LLC

WBAP-KSCS RADIO GROUP, LTD

RADIO LICENSE HOLDING IV, LLC

CHICAGO RADIO HOLDING, LLC

CHICAGO RADIO, LLC

CHICAGO RADIO ASSETS, LLC

RADIO LICENSE HOLDING XI, LLC

CHICAGO LICENSE, LLC

NY RADIO, LLC

NY LICENSE, LLC

NY RADIO ASSETS, LLC

RADIO LICENSE HOLDING X, LLC

RADIO TODAY ENTERTAINMENT, INC.

By:	/S/ RANDY L. TAYLOR
Name: Randy L. Taylor Title: Chief Financial Officer

Signature Page to Exhibit A to Fourth Amendment

Schedule 13.15

Stations in Trust

Market	Call letters
Albuquerque	KBZU-FM
Charleston	WMGL-FM
Lafayette	KRDJ-FM
Little Rock	KVLO-FM/KPZK-FM
Little Rock	KOKY-FM
Oklahoma City	KKWD-FM
Oklahoma City	KINB-FM
Salt Lake City	KKAT-FM
Owned Stations under LMA Agreements
Market	Call letters
Buffalo	WHLD-AM
Salt Lake City	KFNZ-AM
Salt Lake City	KJQS-AM